BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
April 21, 2016		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Cynthia A. Williams Senior Executive Vice President Corporate Communications (336) 733-1470

BB&T reports net income available of $527 million, up 8%
Record net interest income exceeding $1.5 billion

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported quarterly earnings for the first quarter of 2016. Net income available to common shareholders was $527 million, up 8.0% from the first quarter of 2015. Earnings per diluted common share were $0.67 for the first quarter of 2016. Excluding merger-related and restructuring charges, net income available to common shareholders was $542 million, or $0.69 per diluted share.

Net income available to common shareholders was $502 million ($0.64 per diluted share) and $488 million ($0.67 per diluted share) for the fourth quarter of 2015 and first quarter of 2015, respectively.

"We are pleased to report record net interest income and solid overall performance for the first quarter," said Chairman and Chief Executive Officer Kelly S. King. "Our strategic acquisitions and organic growth have helped us grow our market share while maintaining low funding costs, and we achieved positive operating leverage from the fourth quarter.

"Total revenues were $2.6 billion, up $240 million compared to the first quarter of 2015," said King. "Strong revenues and excellent expense control enabled us to achieve solid results for the first quarter.

"We also successfully completed the acquisitions of National Penn and Swett & Crawford on April 1st," continued King. "National Penn had 126 financial centers in Pennsylvania, New Jersey and Maryland, with approximately $9.6 billion in assets and $6.6 billion in deposits. Swett & Crawford enhances our wholesale property and casualty insurance business and adds more than $200 million in annual revenues. These acquisitions will drive improved efficiencies and stronger earnings in the future.

"We are also pleased to announce U by BB&T now has more than 1.4 million active users. Since its introduction last October, we've experienced a rapid adoption rate, particularly from our younger client base. We are pleased to see clients of all ages engaging with our free, customizable digital banking platform."

First Quarter 2016 Performance Highlights

•	Taxable equivalent revenues were $2.6 billion for the first quarter, up $27 million from the fourth quarter of 2015

◦	Net interest income was up $26 million

◦	Net interest margin was 3.43%, up eight basis points

◦	Fee income ratio was 40.6%, compared to 41.8% for the prior quarter

•	Noninterest expense was $1.5 billion, down $52 million compared to the fourth quarter

◦	Other expense decreased $34 million partially due to lower operating charge-offs

◦	Merger-related and restructuring charges were $27 million lower

◦	Personnel expense increased $22 million driven by seasonally higher payroll taxes

◦	The adjusted efficiency ratio was 58.3%, compared to 58.8% in the prior quarter

•	Average loans and leases held for investment were $134.4 billion compared to $134.8 billion for the fourth quarter of 2015;

◦	Average CRE-income producing properties loans increased 6.9% annualized

◦	Average direct retail loans increased 7.8% annualized

◦	Average dealer floor plan loans increased 25.9% annualized

◦	Average residential mortgage and sales finance loans decreased 6.2% and 18.5% annualized, respectively

•	Average deposits were $149.9 billion compared to $148.5 billion for the prior quarter

◦	Average noninterest-bearing deposits increased 3.3% annualized

◦	Average interest checking deposits increased 24.1% annualized

◦	Average interest-bearing deposit costs were 0.25%, up one basis point

◦	Deposit mix remained strong, with average noninterest-bearing deposits representing 30.8% of total deposits, compared to 30.9% in the prior quarter

•	Asset quality remained strong

◦	Loans 90 days or more past due and still accruing were 0.21% of loans held for investment, compared to 0.23% in the prior quarter

◦	Loans 30-89 days past due and still accruing were 0.61% of loans held for investment, compared to 0.76% in the prior quarter

◦	The allowance for loan and lease losses was 1.10% of loans held for investment, compared to 1.07% in the prior quarter

◦	Nonperforming assets increased $191 million during the quarter driven by $206 million in energy-related downgrades (none were past due at March 31, 2016 or December 31, 2015)

◦	The allowance for loan loss coverage ratio was 1.89 times nonperforming loans held for investment, versus 2.53 times in the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.4%, or 10.2% on a fully phased-in basis

◦	Tier 1 risk-based capital was 12.2%

◦	Total capital was 14.6%

◦	Leverage capital was 10.1%

◦	Tangible common equity to tangible assets was 7.8%

◦	Issued perpetual preferred stock for net proceeds of $451 million

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 1Q16 vs.
	1Q16	4Q15	1Q15	4Q15	1Q15
Net income available to common shareholders	$527	$502	$488	$25	$39
Diluted earnings per common share	0.67	0.64	0.67	0.03	—

Net interest income - taxable equivalent	$1,568	$1,542	$1,347	$26	$221
Noninterest income	1,016	1,015	997	1	19
Total revenue	$2,584	$2,557	$2,344	$27	$240

Return on average assets (%)	1.09	1.03	1.18	0.06	(0.09)
Return on average risk-weighted assets (%)	1.38	1.29	1.48	0.09	(0.10)
Return on average common shareholders' equity (%)	8.45	8.06	9.05	0.39	(0.60)
Return on average tangible common shareholders' equity (1) (%)	13.87	13.37	14.00	0.50	(0.13)
Net interest margin - taxable equivalent (%)	3.43	3.35	3.33	0.08	0.10
Efficiency ratio (1) (%)	58.3	58.8	58.5	(0.5)	(0.2)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2016 compared to Fourth Quarter 2015

Total revenues were $2.6 billion for the first quarter of 2016, an increase of $27 million compared to the prior quarter, which reflects an increase of $26 million in taxable-equivalent net interest income, while noninterest income was essentially flat.

The net interest margin was 3.43% for the first quarter, up eight basis points compared to the prior quarter largely due to higher interest rates as well as interest income on assets related to certain post-employment benefit plans. Average earning assets increased $461 million, which primarily reflects a $1.1 billion increase in average securities partially offset by a $562 million decrease in average loans. Average interest-bearing liabilities decreased $329 million, which primarily reflects a $1.4 billion decrease in long-term debt partially offset by a $1.0 billion increase in interest-bearing deposits.

The annualized yield on the total loan portfolio for the first quarter was 4.35%, up four basis points compared to the prior quarter. The annualized fully taxable-equivalent yield on the average securities portfolio for the first quarter was 2.40%, up ten basis points compared to the prior quarter.

The average annualized cost of interest-bearing deposits was 0.25%, up one basis point compared to the prior quarter. The average annualized rate paid on long-term debt was 2.19%, up eight basis points compared to the prior quarter.

Excluding acquired from FDIC and purchased credit impaired (“PCI”) loans, the provision for credit losses was $182 million and net charge-offs were $154 million for the first quarter, compared to $128 million and $130 million, respectively, for the prior quarter. The current quarter provision included approximately $28 million of provision in excess of charge-offs related to the energy lending portfolio. The current quarter also included $30 million of charge-offs related to the energy lending portfolio.

Noninterest income of $1.0 billion was essentially flat compared to the prior quarter as higher insurance income and securities gains were largely offset by declines in other income, mortgage banking income and service charges on deposits.

Noninterest expense was $1.5 billion for the first quarter, down $52 million compared to the prior quarter. Lower merger-related and restructuring charges and lower other expense were partially offset by higher personnel expense.

The provision for income taxes was $246 million for the first quarter, compared to $251 million for the prior quarter. This produced an effective tax rate for the first quarter of 30.1%, compared to 31.7% for the prior quarter.

First Quarter 2016 compared to First Quarter 2015

Total revenues were $2.6 billion for the first quarter of 2016, an increase of $240 million compared to the earlier quarter. This increase was driven by a $221 million increase in taxable-equivalent net interest income, largely the result of 2015 acquisitions, while noninterest income was up $19 million.

Net interest margin was 3.43%, up ten basis points compared to the earlier quarter. Average earning assets increased $20.2 billion, while average interest-bearing liabilities increased $12.9 billion, both of which were primarily driven by acquisition activity. The annualized yield on the total loan portfolio for the first quarter was 4.35%, up 12 basis points compared to the earlier quarter, which primarily reflects the impact of the prior year acquisitions, partially offset by runoff of loans acquired from the FDIC. The annualized fully taxable-equivalent yield on the average securities portfolio for the first quarter was 2.40%, down seven basis points compared to the earlier period. This decline reflects lower rates on mortgage-backed securities, runoff of securities acquired from the FDIC and larger holdings in U.S. Treasuries.

The average annualized cost of interest-bearing deposits was 0.25%, flat compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.19%, up one basis point compared to the earlier quarter.

Excluding acquired from FDIC and PCI loans, the provision for credit losses was $182 million, compared to $105 million in the earlier quarter. Net charge-offs for the first quarter of 2016, excluding loans acquired from the FDIC and PCI, totaled $154 million, compared to $100 million for the earlier quarter. The current quarter provision included approximately $28 million of provision in excess of charge-offs related to the energy lending portfolio. The current quarter also included $30 million of charge-offs related to the energy lending portfolio.

Noninterest income was higher due to $45 million of securities gains and better FDIC loss share income, partially offset by lower other income, insurance income and mortgage banking income.

Noninterest expense for the first quarter of 2016 was $1.5 billion, an increase of $123 million compared to the earlier quarter. This increase reflects higher expense in a number of categories primarily resulting from acquisition activity, partially offset by a reduction in other expense.

The provision for income taxes was $246 million for the first quarter of 2016, compared to $241 million for the earlier quarter. This produced an effective tax rate for the first quarter of 2016 of 30.1%, compared to 30.6% for the earlier quarter.

NONINTEREST INCOME
(dollars in millions)				% Change 1Q16 vs.
	1Q16	4Q15	1Q15	4Q15	1Q15
				(annualized)
Insurance income	$419	$380	$440	41.3	(4.8)
Service charges on deposits	154	165	145	(26.8)	6.2
Mortgage banking income	91	104	110	(50.3)	(17.3)
Investment banking and brokerage fees and commissions	97	91	94	26.5	3.2
Trust and investment advisory revenues	62	64	56	(12.6)	10.7
Bankcard fees and merchant discounts	56	56	50	—	12.0
Checkcard fees	45	47	39	(17.1)	15.4
Operating lease income	34	33	29	12.2	17.2
Income from bank-owned life insurance	31	27	30	59.6	3.3
FDIC loss share income, net	(60)	(52)	(79)	61.9	(24.1)
Securities gains (losses), net	45	—	—	NM	NM
Other income	42	100	83	NM	(49.4)
Total noninterest income	$1,016	$1,015	$997	0.4	1.9

NM - not meaningful.

First Quarter 2016 compared to Fourth Quarter 2015

Noninterest income was $1.0 billion for the first quarter, essentially flat compared to the prior quarter as higher insurance income and securities gains were largely offset by declines in other income, mortgage banking income and service charges on deposits.

Insurance income increased $39 million, primarily due to seasonality as higher employee benefits and property and casualty commissions were partially offset by lower life insurance commissions. Securities gains increased $45 million as the result of opportunistic sales of securities in the current quarter.

Other income decreased $58 million, primarily due to a $43 million decrease in income related to assets for certain post-employment benefits, which is offset in personnel expense. The decrease in other income also reflects a $14 million decline in client derivative income driven by higher valuation reserves. Mortgage banking income declined $13 million, primarily resulting from lower commercial mortgage fee income as a result of lower volumes. Service charges on deposits decreased $11 million primarily due to a reduction in overdraft and nonsufficient funds fees as a result of a policy change which improved funds availability for our clients as well as normal seasonality.

First Quarter 2016 compared to First Quarter 2015

Noninterest income for the first quarter of 2016 increased $19 million compared to the earlier quarter. This increase was driven by higher securities gains and better FDIC loss share income partially offset by lower other income, insurance income and mortgage banking income.

Securities gains increased $45 million as the result of opportunistic sales of securities in the current quarter. FDIC loss share income improved $19 million primarily due to lower loan-related accretion.

Other income decreased $41 million primarily due to lower income related to assets for certain post-employment benefits (which is offset in personnel expense) and lower partnerships and investment income. Insurance income declined $21 million primarily due to the sale of American Coastal during the second quarter of 2015, which resulted in a $34 million reduction in revenue, partially offset by higher commission income in the property and casualty insurance business. Mortgage banking income declined $19 million, driven by $14 million of lower gains on saleable loans.

NONINTEREST EXPENSE
(dollars in millions)				% Change 1Q16 vs.
	1Q16	4Q15	1Q15	4Q15	1Q15
				(annualized)
Personnel expense	$915	$893	$830	9.9	10.2
Occupancy and equipment expense	191	192	167	(2.1)	14.4
Software expense	51	52	44	(7.7)	15.9
Loan-related expense	32	37	38	(54.4)	(15.8)
Outside IT services	41	41	30	—	36.7
Professional services	22	29	24	(97.1)	(8.3)
Amortization of intangibles	32	32	21	—	52.4
Regulatory charges	30	28	23	28.7	30.4
Foreclosed property expense	11	11	13	—	(15.4)
Merger-related and restructuring charges, net	23	50	13	NM	76.9
Loss (gain) on early extinguishment of debt	(1)	—	—	NM	NM
Other expense	198	232	219	(58.9)	(9.6)
Total noninterest expense	$1,545	$1,597	$1,422	(13.1)	8.6

NM - not meaningful.

First Quarter 2016 compared to Fourth Quarter 2015

Noninterest expense was $1.5 billion for the first quarter, down $52 million compared to the prior quarter. This change was driven by decreases in other expense and merger-related and restructuring charges partially offset by increased personnel expense.

Other expense decreased $34 million primarily due to lower operating charge-offs and charitable contributions, along with improvements in various other categories of other expense. Merger-related and restructuring charges declined $27 million primarily due to costs associated with the fourth quarter conversion of Susquehanna.

Personnel expense increased $22 million, primarily driven by a $34 million increase in payroll taxes, equity-based compensation and 401(k) expenses primarily due to seasonality. Personnel expense also included $10 million in higher pension expense as a result of changes to actuarial assumptions and was also impacted by lower capitalized salaries due to decreased loan production. These increases were partially offset by a $30 million decrease in certain post-employment benefits expense (offset in other income).

First Quarter 2016 compared to First Quarter 2015

Noninterest expense for the first quarter of 2016 was $1.5 billion, an increase of $123 million compared to the earlier quarter. This increase reflects higher expense in a number of categories primarily resulting from acquisition activity, partially offset by a reduction in other expense.

Personnel expense increased $85 million, driven by a $70 million increase in salaries, which reflects an increase in FTEs of approximately 3,600 primarily resulting from the prior year acquisitions. Incentive expense increased $17 million partially due to improved performance relative to target measures. Pension expense increased $11 million due to changes in actuarial assumptions. These increases were partially offset by a $25 million decrease in certain post-employment benefits expense (offset in other income).

Occupancy and equipment expense, outside IT services, amortization of intangibles and merger-related and restructuring charges increased $24 million, $11 million, $11 million and $10 million, respectively, as a result of acquisition activity.

Other expense decreased $21 million primarily due to the sale of American Coastal.

LOANS AND LEASES - average balances
(dollars in millions)				% Change 1Q16 vs.
	1Q16	4Q15	1Q15	4Q15	1Q15
				(annualized)
Commercial and industrial	$48,013	$48,047	$41,448	(0.3)	15.8
CRE-income producing properties	13,490	13,264	10,680	6.9	26.3
CRE-construction and development	3,619	3,766	2,734	(15.7)	32.4
Dealer floor plan	1,239	1,164	1,040	25.9	19.1
Direct retail lending	11,107	10,896	8,191	7.8	35.6
Sales finance	10,049	10,533	9,458	(18.5)	6.2
Revolving credit	2,463	2,458	2,385	0.8	3.3
Residential mortgage	29,864	30,334	30,427	(6.2)	(1.9)
Other lending subsidiaries	13,439	13,281	11,318	4.8	18.7
Acquired from FDIC and PCI	1,098	1,070	1,156	10.5	(5.0)
Total loans and leases held for investment	$134,381	$134,813	$118,837	(1.3)	13.1

Average loans held for investment for the first quarter of 2016 were $134.4 billion, down $432 million compared to the fourth quarter of 2015.

Average sales finance loans declined approximately $484 million, which was partially due to dealer pricing structure changes implemented during the third quarter of 2015. Average residential mortgage loans decreased approximately $470 million, which reflects the continued strategy to sell conforming residential mortgage loan production. Average commercial real estate – construction and development loans decreased $147 million.

Average commercial real estate – income producing properties loans increased $226 million, direct retail lending average loans increased $211 million and other lending subsidiaries average loans increased $158 million. Dealer floor plan average loans were up $75 million, or 25.9% annualized, due to strong organic growth.

DEPOSITS - average balances
(dollars in millions)				% Change 1Q16 vs.
	1Q16	4Q15	1Q15	4Q15	1Q15
				(annualized)
Noninterest-bearing deposits	$46,203	$45,824	$39,701	3.3	16.4
Interest checking	25,604	24,157	20,623	24.1	24.2
Money market and savings	60,424	61,431	51,644	(6.6)	17.0
Time deposits	16,884	16,981	17,000	(2.3)	(0.7)
Foreign office deposits - interest-bearing	752	98	563	NM	33.6
Total deposits	$149,867	$148,491	$129,531	3.7	15.7

NM - not meaningful.

Average deposits for the first quarter were $149.9 billion, an increase of $1.4 billion compared to the prior quarter. Average noninterest-bearing deposits increased $379 million due to increases in personal balances and public funds, partially offset by decreases in commercial balances.

Interest checking grew $1.4 billion due to increases in personal balances and public funds, while money market and savings declined $1.0 billion primarily due to declines in commercial balances. Average time deposits were down slightly as declines in personal balances and IRAs were largely offset by increases in commercial balances.

Noninterest-bearing deposits represented 30.8% of total average deposits for the first quarter, compared to 30.9% for the prior quarter and 30.6% a year ago. The cost of interest-bearing deposits was 0.25% for the first quarter, up one basis point compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 1Q16 vs.
Segment Net Income	1Q16	4Q15	1Q15	4Q15	1Q15
Community Banking	$310	$272	$209	$38	$101
Residential Mortgage Banking	39	49	64	(10)	(25)
Dealer Financial Services	42	41	45	1	(3)
Specialized Lending	56	63	53	(7)	3
Insurance Holdings	53	36	72	17	(19)
Financial Services	26	103	66	(77)	(40)
Other, Treasury and Corporate	44	(22)	38	66	6
Total net income	$570	$542	$547	$28	$23

First Quarter 2016 compared to Fourth Quarter 2015

The financial information related to Susquehanna's operations was included in the Other, Treasury & Corporate segment until the systems conversion, which occurred during the fourth quarter of 2015.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $310 million for the first quarter of 2016, an increase of $38 million compared to the prior quarter. The current quarter includes Susquehanna’s operations for the full quarter, while the prior quarter included Susquehanna's operations for approximately half the quarter due to the timing of the systems conversion in November.

Segment net interest income increased $64 million, primarily due to the inclusion of Susquehanna, which resulted in higher average loan balances and higher margins. Noninterest income decreased $13 million, primarily due to lower service charges on deposits and lower commercial loan fees.

The allocated provision for credit losses was a benefit of $10 million in the first quarter of 2016, compared to a charge of $39 million in the prior quarter. This change was primarily the result of a reduction in loss estimates related to commercial loans. Noninterest expense increased $18 million, driven by higher personnel and occupancy expense, primarily attributable to the Susquehanna acquisition. These increases were partially offset by lower operating charge-offs and lower merger-related and restructuring charges.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as loans purchased from various correspondent originators. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $39 million for the first quarter of 2016, a decrease of $10 million compared to the prior quarter, which was driven by lower revenues. A decrease in net interest income was primarily the result of lower rates on new loans. Noninterest income declined primarily due to lower net servicing fee income and lower production-related revenues that reflect increased competition and a higher proportion of loans originated through the correspondent network.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and, in conjunction with the Community Bank, provides financing and servicing to dealers for their inventories. The Susquehanna consumer auto leasing portfolio was moved to the Dealer Financial Services segment from the Other, Treasury, and Corporate segment in November in connection with the Susquehanna systems conversion.

Dealer Financial Services net income was $42 million for the first quarter of 2016, essentially flat as declines in segment net interest income due to lower interest rates were substantially offset by lower noninterest expense driven by decreased loan processing expense.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance solutions to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, and dealer-based financing of equipment for consumers and small businesses. The small business equipment finance group, a former subsidiary of Susquehanna, was moved to the Specialized Lending segment from the Other, Treasury, and Corporate segment in connection with the systems conversion during November 2015.

Specialized Lending net income was $56 million for the first quarter of 2016, a decrease of $7 million compared to the prior quarter. This decrease was driven by lower noninterest income as a result of lower commercial mortgage income and lower gains on finance leases, as well as a higher allocated provision for credit losses driven by net charge-offs in the small business equipment finance portfolio and an increase in loss estimates in the small ticket consumer finance portfolio. Partially offsetting these declines was an improvement in noninterest expense, primarily due to lower incentive expense.

Specialized Lending average loans increased $15 million, or 0.4% on an annualized basis, primarily due to higher equipment finance loans and commercial mortgage loans, partially offset by seasonal declines in insurance premium finance and mortgage warehouse lending.

Insurance Holdings

BB&T's insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Holdings provides property and casualty, life and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance.

Insurance Holdings net income was $53 million in the first quarter of 2016, an increase of $17 million compared to the prior quarter. Noninterest income increased $33 million, which primarily reflects seasonality in the employee benefits business as well as higher new and renewal property and casualty commissions, partially offset by lower life insurance commissions as a result of seasonality.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds through BB&T Investment Services, Inc. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives. The segment also includes the company's SBIC private equity investments. Various financial-related business units of Susquehanna moved into the Financial Services segment in connection with the systems conversion during November.

Financial Services net income was $26 million in the first quarter of 2016, a decrease of $77 million compared to the prior quarter. Noninterest income decreased $13 million, primarily due to lower client derivative income, lower trust and investment advisory fees, and lower income from SBIC private equity investments. These declines were partially offset by higher capital markets fees.

The allocated provision for credit losses was $90 million in the first quarter of 2016, compared to a benefit of $2 million in the prior quarter. This change was driven by higher net charge-offs and loss estimates for the Corporate Banking loan portfolio primarily related to the energy lending portfolio. Noninterest expense increased $13 million compared to the prior quarter, primarily due to higher personnel and professional services expense.

Corporate Banking's average loan balances increased $480 million, or an annualized 14.9%, over the prior quarter, while BB&T Wealth's average loan balances increased $25 million, or 6.4% on an annualized basis. BB&T Wealth’s average transaction account deposits grew $281 million, or 28.9% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

In the first quarter of 2016, Other, Treasury & Corporate generated net income of $44 million, compared to a net loss of $22 million in the prior quarter. First quarter segment results included $45 million of securities gains. Segment net interest income decreased $31 million, driven by higher funding credits on deposits allocated to other segments and the inclusion of Susquehanna in the segment for a portion of the prior quarter. Noninterest expense decreased $74 million, due to lower personnel and occupancy and equipment expense, primarily attributable to the movement of Susquehanna business units into the various operating segments upon systems conversion. Additionally, merger-related and restructuring charges declined from the prior quarter.

First Quarter 2016 compared to First Quarter 2015

Community Banking

Community Banking net income was $310 million for the first quarter of 2016, an increase of $101 million compared to the earlier quarter. Segment net interest income and noninterest income increased $210 million and $17 million, respectively, primarily driven by the prior-year acquisition activity.

The allocated provision for credit losses decreased $23 million as a result of lower loss estimates in the commercial loan portfolio. Noninterest expense increased $64 million driven by higher personnel and occupancy and equipment expense, primarily attributable to the acquisitions. Allocated corporate expense increased by $27 million compared to the earlier quarter, primarily driven by acquisitions.

Residential Mortgage Banking

Residential Mortgage Banking net income was $39 million for the first quarter of 2016, a decrease of $25 million compared to the earlier quarter. Noninterest income decreased $13 million, driven by lower gains on sales of loans. The allocated provision for credit losses increased $23 million as the earlier quarter reflected improvement in loss severity trends compared to more stable loss severity in the current quarter.

Dealer Financial Services

Dealer Financial Services net income was $42 million for the first quarter of 2016, a decrease of $3 million compared to the earlier quarter. Segment net interest income increased $14 million, primarily due to the addition of Susquehanna’s consumer auto leasing business as well as growth in the Regional Acceptance loan portfolio. The allocated provision for credit losses increased $15 million, driven by higher net charge-offs in the Regional Acceptance loan portfolio due to portfolio mix and an increase in loss severity.

Specialized Lending

Specialized Lending net income was $56 million for the first quarter of 2016, an increase of $3 million compared to the earlier quarter. Segment net interest income increased $18 million, primarily attributable to the addition of Susquehanna’s small business equipment finance group as well as growth in the small ticket consumer finance portfolio, partially offset by lower interest rates on new loans. This increase was partially offset by a higher allocated provision for credit losses driven by net charge-offs in the small business equipment finance portfolio and the small ticket consumer finance portfolio as well as higher noninterest expense primarily due to higher personnel expense, loan processing expense and depreciation of property under operating leases.

Insurance Holdings

Insurance Holdings net income was $53 million for the first quarter of 2016, a decrease of $19 million compared to the earlier quarter. Noninterest income decreased $21 million, primarily due to the sale of American Coastal in the second quarter of 2015, partially offset by higher performance-based commissions in the commercial property and casualty business.

Financial Services

Financial Services net income was $26 million in the first quarter of 2016, a decrease of $40 million compared to the earlier quarter. Segment net interest income increased $29 million, primarily driven by higher loan and deposit balances for Corporate Banking and BB&T Wealth. The allocated provision for credit losses increased $66 million in the first quarter of 2016, driven by higher net charge-offs and loss estimates for the Corporate Banking loan portfolio related to the energy lending portfolio. Noninterest expense increased $19 million compared to the prior quarter, primarily due to higher personnel expense and merger-related and restructuring charges.

Other, Treasury & Corporate

Other, Treasury & Corporate generated net income of $44 million for the first quarter of 2016, an increase of $6 million compared to the earlier quarter. Segment net interest income decreased $48 million driven primarily by higher funding spreads on deposits allocated to other segments. Noninterest income increased $36 million, driven by higher net securities gains and improved FDIC loss share income. Noninterest expense increased $25 million, primarily due to higher occupancy and equipment, IT professional services and software expense. Amortization of intangibles increased $13 million primarily related to prior year acquisitions. Allocated corporate expense decreased by $41 million, reflecting increases in corporate expense allocated to the operating segments.

CAPITAL RATIOS (1)
	1Q16	4Q15	3Q15	2Q15	1Q15
Risk-based:
Common equity Tier 1	10.4%	10.3%	10.1%	10.4%	10.5%
Tier 1	12.2	11.8	11.7	12.1	12.2
Total	14.6	14.3	14.2	14.2	14.4
Leverage	10.1	9.8	9.9	10.2	10.1
Tangible common equity to tangible assets (2)	7.8	7.7	7.7	8.1	8.0

(1)	Current quarter regulatory capital ratios are preliminary.

(2)
Tangible common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

Capital levels remained strong at March 31, 2016. BB&T declared total common dividends of $0.27 per share during the first quarter of 2016, which resulted in a dividend payout ratio of 40.3%. Risk-based capital ratios increased during the first quarter of 2016 primarily due to the issuance of $465 million of perpetual preferred stock for net proceeds of $451 million.

BB&T's estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.2% at March 31, 2016 and 10.0% at December 31, 2015.

BB&T's liquidity coverage ratio was approximately 135% at March 31, 2016, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.5% at March 31, 2016.

ASSET QUALITY (1)
(dollars in millions)				Change 1Q16 vs.
	1Q16	4Q15	1Q15	4Q15	1Q15
Total nonperforming assets	$903	$712	$765	$191	$138
Total performing TDRs	981	982	996	(1)	(15)
Total loans 90 days past due and still accruing	286	312	392	(26)	(106)
Total loans 30-89 days past due	823	1,028	759	(205)	64

Nonperforming loans and leases as a percentage of loans and leases held for investment (%)	0.58	0.42	0.50	0.16	0.08
Nonperforming assets as a percentage of total assets (%)	0.42	0.34	0.40	0.08	0.02
Allowance for loan and lease losses as a percentage of loans and leases held for investment (%)	1.10	1.07	1.22	0.03	(0.12)
Net charge-offs as a percentage of average loans and leases (%) annualized	0.46	0.38	0.34	0.08	0.12
Ratio of allowance for loan and lease losses to net charge-offs (times) annualized	2.40	2.83	3.60	(0.43)	(1.20)
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment (times)	1.89	2.53	2.45	(0.64)	(0.56)

(1)
Excludes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $903 million at March 31, 2016, an increase of $191 million compared to December 31, 2015. The increase was driven by an increase in commercial and industrial nonperforming loans of $206 million that were downgraded as a result of a review of shared national credits in the energy lending portfolio. These loans were current as to principal and interest at March 31, 2016 and December 31, 2015. At March 31, 2016, nonperforming loans and leases represented 0.58% of loans and leases held for investment, compared to 0.42% at December 31, 2015.

Loans 30-89 days past due and still accruing, excluding government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase, totaled $823 million at March 31, 2016, a decrease of $205 million compared to the prior quarter. The decrease was primarily driven by a $97 million decrease in the other lending subsidiaries portfolio, which reflects seasonality in the nonprime auto lending business, a $58 million decrease in residential mortgage loans, a $19 million decrease in sales finance loans, and a $18 million decrease in commercial loans.

Loans 90 days or more past due and still accruing totaled $286 million at March 31, 2016, a decrease of $26 million compared to the prior quarter, primarily driven by loans acquired from the FDIC and PCI loans and residential mortgage loans. Excluding acquired from the FDIC and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.14% at March 31, 2016, a decline of one basis point compared to the prior quarter.

Net charge-offs during the first quarter totaled $154 million, an increase of $24 million compared to the prior quarter, primarily due to $30 million of charge-offs related to the energy lending portfolio. As a percentage of average loans and leases, annualized net charge-offs were 0.46%, compared to 0.38% in the prior quarter.

The allowance for credit losses, excluding the allowance for loans acquired from the FDIC and PCI loans, was $1.5 billion, up $28 million compared to the prior quarter primarily the result of additional reserves established for the energy lending portfolio. The allowance for loans acquired from the FDIC and PCI loans was $63 million, essentially flat compared to the prior quarter. As of March 31, 2016, the total allowance for loan and lease losses was 1.10% of loans and leases held for investment, compared to 1.07% at December 31, 2015.

The allowance for loan and lease losses was 1.89 times nonperforming loans and leases held for investment, compared to 2.53 times at December 31, 2015. This change reflects the increase in commercial nonaccrual loans discussed above. At March 31, 2016, the allowance for loan and lease losses was 2.40 times annualized net charge-offs, compared to 2.83 times at December 31, 2015.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T's live first quarter 2016 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com.

BB&T's first quarter 2016 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at www.bbt.com.

About BB&T

As of March 31, 2016, BB&T is one of the largest financial services holding companies in the U.S. with $212.4 billion in assets and market capitalization of $26.0 billion. Based in Winston-Salem, N.C., the company operates 2,137 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes government guaranteed GNMA loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
Tangible common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes that investors may find them useful in their analysis of the Corporation.

•
The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that are or were covered by FDIC loss sharing agreements and purchased credit impaired ("PCI") loans. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

•
Adjusted fee income and adjusted efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.

•
Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.

•
Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition and PCI loans acquired from Susquehanna. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans and deposits acquired from Susquehanna. BB&T's management believes that the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T's earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's First Quarter 2016 Quarterly Performance Summary, which is available on BB&T's website at www.bbt.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding BB&T’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. BB&T’s actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates, "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," “should," "could," and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe and the impact of recent market disruptions in China;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve, and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•
cyber-security risks, including "denial of service," "hacking" and "identity theft," could adversely affect our business and financial performance or our reputation, and we could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
natural or other disasters, including acts of domestic or foreign terrorism, could have an adverse effect on BB&T in that such events could materially disrupt BB&T's operations or the ability or willingness of BB&T's customers to access the financial services BB&T offers;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;

•
higher than expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T; and

•
widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial conditions and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.